Exhibit 99.1

FOR IMMEDIATE RELEASE	4716 Old Gettysburg Road
Mechanicsburg, PA 17055

NYSE Symbol: SEM

Select Medical Corporation Announces
99% Increase in Net Income for Third Quarter 2003

     MECHANICSBURG, PENNSYLVANIA — - October 29, 2003 — - Select Medical Corporation (NYSE: SEM) today announced results for the third quarter ended September 30, 2003.

     For the third quarter ended September 30, 2003, net operating revenues increased 26.7% to $353.5 million compared to $279.0 million for the same quarter, prior year. Income from operations increased 64.3% to $36.9 million compared to $22.5 million for the same quarter, prior year. Net Income increased 99.0% to $18.6 million compared to $9.4 million for the same quarter, prior year. Additionally, net income before interest, income taxes and depreciation and amortization (“EBITDA”) increased 59.8% to $45.7 million compared to $28.6 million for the same quarter, prior year. A reconciliation of net income to EBITDA is attached to this release. Earnings per share on a fully diluted basis were $0.35 compared to $0.19 for the same quarter, prior year. This represents a 84.2% increase in fully diluted earnings per share.

     For the nine months ended September 30, 2003, net operating revenues increased 19.3% to $992.0 million compared to $831.2 million for the same period, prior year. Income from operations increased 40.4% to $104.6 million compared to $74.5 million for the same period, prior year. Net income increased 60.9% to $51.7 million compared to $32.1 million for the same period, prior year. Additionally EBITDA increased 38.1% to $126.6 million compared to $91.7 million for the same period, prior year. Earnings per share on a fully diluted basis were $1.01 compared to $0.65 for the same period, prior year. This represents a 55.4% increase in fully diluted earnings per share.

     Rocco A. Ortenzio, Select’s Executive Chairman, stated, “We continue to experience exceptionally strong performance from our specialty hospitals. This is the result of the maturation of the hospitals we have developed over the last few years and growth in our net revenue per patient day.” He continued by stating, “At the beginning of September, we completed the acquisition of Kessler Rehabilitation Corporation, and our third quarter results reflect one month of Kessler’s operations. Our management team has been spending significant time this fall executing our integration and reorganization plans for the Kessler operations.”

     “Our cash flow from operations for the quarter exceeded $73 million and for the nine months amounts to approximately $164 million,” commented Robert A. Ortenzio, Select’s President and Chief Executive Officer. He further remarked, “During the third quarter, our strong cash flow enabled us to repay all of our US term debt of $29 million and fund in excess of $62 million of the Kessler acquisition costs.”

Kessler Rehabilitation Corporation Acquisition

     On September 2, 2003, Select completed the acquisition of all the outstanding stock of Kessler Rehabilitation Corporation from the Henry H. Kessler Foundation, Inc. for $228.3 million in cash, and $1.7 million of assumed indebtedness. Through its four wholly-owned acute medical rehabilitation hospitals and 92 outpatient clinics, Kessler is one of the nation’s leading providers of comprehensive rehabilitation care and physical medicine services. Select has included the operations of Kessler’s four acute medical rehabilitation hospitals and one skilled nursing facility in its Specialty Hospitals segment. Kessler’s outpatient clinics and onsite contract rehabilitation services have been included in Select’s Outpatient Rehabilitation segment. Kessler’s other services, which include sales of home medical equipment, orthotics, prosthetics, oxygen and ventilator systems and infusion/intravenous services and their corporate support costs, have been included in Select’s Other segment.

Specialty Hospitals

     During the third quarter, Select opened two new long-term acute care hospitals. At the end of the quarter Select operated 77 long-term acute care hospitals and four acute medical rehabilitation hospitals. This compares to 68 long-term acute care hospitals operated at September 30, 2002. For the third quarter of 2003, net operating revenues increased 42.7% to $222.0 million compared to $155.6 million for the same quarter, prior year. In the long-term acute care hospitals, patient days increased 10.9% to 171,971 days and net revenue per patient day increased 21.7% to $1,221 compared to 155,105 days and net revenue per patient day of $1,003 in the same quarter, prior year. Patient days in the acute medical rehabilitation hospitals were 9,217 and net revenue per patient day was $1,143 for the month of September. “Adjusted EBITDA” (defined for the periods presented as net income before interest, income taxes, depreciation and amortization, equity in earnings from joint ventures and minority interests) for the segment increased 132.9% to $38.5 million compared to $16.5 million for the same quarter, prior year. The Adjusted EBITDA margin for the segment was 17.3% for the third quarter, compared to 10.6% for the same quarter, prior year. Excluding the effects of the Kessler acquisition, the Adjusted EBITDA margin was 16.8% for the third quarter. The Adjusted EBITDA margin for the hospitals opened before January 1, 2002 and operated throughout both periods was 17.6% for the third quarter, compared to 12.1% for the same quarter, prior year. A reconciliation of net income to Adjusted EBITDA is attached to this release.

     For the nine months ended September 30, 2003, net operating revenues increased 30.8% to $597.2 million compared to $456.5 million for the same period, prior year. In the long-term acute care hospitals, patient days increased 10.2% to 505,734 days and net revenue per patient day increased 16.3% to $1,156, compared to 458,916 days and net revenue per patient day of $994 in the same period, prior year. Additionally, Adjusted EBITDA for the segment increased 91.4% to $94.7 million compared to $49.5 million for the same period, prior year. The Adjusted EBITDA margin for the segment was 15.9% for the period compared to 10.8% for the same period, prior year. Excluding the effects of the Kessler acquisition, the Adjusted EBITDA margin was 15.6% for the period. The Adjusted EBITDA margin for the hospitals opened before January 1, 2002 and operated throughout both periods increased to 16.8% compared to 11.7% in the same period, prior year.

Outpatient Rehabilitation

     At September 30, 2003, Select operated 814 outpatient clinics. This includes the outpatient clinics acquired through the Kessler acquisition. For the third quarter of 2003, net operating revenues increased 8.3% to $129.1 million compared to $119.2 million for the same quarter, prior year. Adjusted EBITDA declined 11.4% to $16.9 million compared to $19.0 million for the same quarter, prior year. The Adjusted EBITDA margin declined to 13.1% for the quarter compared to 16.0% in the same quarter, prior year. The decline in the Adjusted EBITDA margin was primarily the result of two factors. First, the acquired Kessler clinics produced significantly lower margin than the balance of Select’s outpatient business. Second, beginning January 1, 2003, Select purchased and began consolidating a group of clinics that were previously managed, which had the effect of compressing the margin. U.S. based patient visits increased 4.7% to 1,002,354 compared to 957,517 for the same quarter, prior year. Net revenue per visit was $87 for both quarterly periods.

     For the nine months ended September 30, 2003, net operating revenues increased 6.4% to $386.7 million compared to $363.5 million for the same period, prior year. Adjusted EBITDA declined 5.4% to $59.8 million compared to $63.1 million for the same period, prior year. The Adjusted EBITDA margin declined to 15.5% for the period compared to 17.4% for the same period, prior year. U.S. based patient visits increased 2.9% to 3,002,954 compared to 2,916,983 for the same period, prior year. The decline in the Adjusted EBITDA margin was primarily the result of the impact of the acquired Kessler clinics, the effect of the consolidation of a group of clinics that were previously managed, and the adverse volume impact of weather in the first quarter. Net revenue per visit increased to $88 for the current period compared to $86 for the same period, prior year.

Non-GAAP Financial Measures

     The SEC recently adopted rules regarding the use of non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, which are used in this press release. Historically, Select has defined EBITDA as net income (loss) before interest, income taxes, depreciation and amortization, special charges, loss on early retirement of debt and minority interest, and used this measure to report our consolidated operating results as well as our segment results. Beginning in the second quarter of 2003, Select now refers to this financial measure as Adjusted EBITDA. In order to comply with the new rules, Select now uses EBITDA, defined as net income (loss) before interest, income taxes, and depreciation and amortization, to report consolidated operating results. However, SFAS 131 requires Select to report segment results in a manner consistent with management’s internal reporting of operating results to Select’s chief operating decision maker (as defined under SFAS 131) for purposes of evaluating segment performance. Therefore, since Select uses Adjusted EBITDA to measure performance of its segments for internal reporting purposes, Select has used Adjusted EBITDA to report segment results. The difference between EBITDA and Adjusted EBITDA for the periods presented in this press release result from equity in earnings from joint ventures and minority interests, which are added back to EBITDA in the computation of Adjusted EBITDA.

LTACH Regulations

     On August 30, 2002, the Centers for Medicare & Medicaid Services (“CMS”) published final regulations establishing a prospective payment system for Medicare payment of long-term acute care hospital services (“LTCH-PPS”), which replaces the reasonable cost-based payment system previously in effect. Under LTCH-PPS, each discharged patient will be assigned to a distinct long-term care diagnosis-related group (“LTC-DRG”), and a long-term acute care hospital will generally be paid a pre-determined fixed amount applicable to the assigned LTC-DRG (adjusted for area wage differences).

     LTCH-PPS is being phased in over a five-year transition period, during which time a long-term acute care hospital’s payment for each Medicare patient will be a blended amount consisting of set percentages of the LTC-DRG payment rate and the hospital’s reasonable cost-based reimbursement. The LTC-DRG payment rate is 20% for a hospital’s annual cost reporting period beginning on or after October 1, 2002, and will increase by 20% for each cost reporting period thereafter until the hospital’s cost reporting period beginning on or after October 1, 2006, when the hospital will be paid solely on the basis of LTC-DRG payment rates. A long-term acute care hospital may elect to be paid solely on the basis of LTC-DRG payment rates (and not be subject to the transition period) at the start of any of its cost reporting periods during the transition period.

     During the quarter ended September 30, 2003, an additional 25 of Select’s hospitals implemented LTCH-PPS pursuant to the new regulations. As of September 30, 2003, all of Select’s 74 eligible hospitals have implemented LTCH-PPS. Of these hospitals, Select has elected to be paid solely on the basis of LTC-DRG payments for 73 of those hospitals.

Business Outlook

     Management is increasing the financial objectives for the fourth quarter of 2003, as previously outlined in its press release dated July 28, 2003. Management is also updating the financial objectives for the full year ending December 31, 2003 to reflect the financial results for the third quarter and the revised financial objectives for the fourth quarter. Because of restrictions on the use of non-GAAP financial measures, management has not included EBITDA objectives in the following table.

	Qtr. Ending	Year Ending
	12/31/03	12/31/03

Net Revenue (in millions)	$380-$390	$1,372-$1,382
Diluted Earnings Per Share	$0.37-$0.39	$1.38-$1.40
Annual EPS Growth		53% — 56%

     Management has outlined the following financial objectives for the quarters and full year 2004. Because of restrictions on the use of non-GAAP financial measures, management has not included EBITDA objectives in the following table.

	Qtr Ending	Qtr Ending	Qtr Ending	Qtr Ending	Year Ending
	3/31/04	6/30/04	9/30/04	12/31/04	12/31/04

Net Revenue (in millions)	$395-$405	$405-$415	$400-$410	$420-$430	$1,620-$1,660
Diluted Earnings Per Share	$0.47-$0.48	$0.49-$0.50	$0.42-$0.43	$0.47-$0.48	$1.85-$1.89
Annual EPS Growth					32% — 37%

Conference Call

     The Company will host a conference call regarding the third quarter results and its business outlook on Thursday, October 30, 2003, at 11:00am EST. The domestic dial-in number for the call is 1-877-692-2086. The international dial-in number is 1-973-582-2749. The conference call will be webcast simultaneously at http://www.videonewswire.com/select/103003. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

     For those unable to participate in the conference call, a replay will be available until 1:00pm EST, Thursday, November 6, 2003. The replay number is 1-877-519-4471 (domestic) or 1-973-341-3080 (international). The passcode for the replay will be 4152563. The replay can also be accessed at Select Medical Corporation’s website, http://www.selectmedicalcorp.com.

* * * * *

     Select Medical Corporation is a leading operator of specialty hospitals in the United States. Select operates 77 long-term acute care hospitals in 24 states. Select operates four acute medical rehabilitation hospitals in New Jersey. Select is also a leading operator of outpatient rehabilitation clinics in the United States and Canada. Select operates approximately 814 outpatient rehabilitation clinics in the United States and Canada. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalcorp.com.

     Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by Select with the Securities and Exchange Commission. Many of the factors that will determine Select’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. Select undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor inquiries:

Joel Veit, 717/972-1101
ir@selectmedicalcorp.com

I. Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)
For the Three Months Ended September 30, 2003 and 2002

			%
	2003	2002	Change

Net operating revenues	$353,475	$278,983	26.7%
Costs and expenses:
Cost of services	282,935	231,054	22.5%
Bad debt expense	13,674	8,611	58.8%
General and administrative	11,124	10,317	7.8%
Depreciation and amortization	8,807	6,518	35.1%

Income from operations	36,935	22,483	64.3%
Equity in earnings from joint ventures	334	—	NM
Interest expense, net	(6,142)	(6,694)	(8.2)%

Income before minority interests, and income taxes	31,127	15,789	97.1%
Minority interests	356	390	(8.7)%

Income before income taxes	30,771	15,399	99.8%
Income tax expense	12,158	6,044	101.2%

Net income	$18,613	$9,355	99.0%

Diluted earnings per share	$0.35	$0.19	84.2%
Weighted average shares outstanding	52,565	49,268	6.7%

II. Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)
For the Nine Months Ended September 30, 2003 and 2002

			%
	2003	2002	Change

Net operating revenues	$992,000	$831,175	19.3%
Costs and expenses:
Cost of services	793,422	680,972	16.5%
Bad debt expense	38,194	27,631	38.2%
General and administrative	32,251	29,329	10.0%
Depreciation and amortization	23,513	18,724	25.6%

Income from operations	104,620	74,519	40.4%
Equity in earnings from joint ventures	334	—	NM
Interest expense, net	(17,848)	(20,080)	(11.1)%

Income before minority interests, and income taxes	87,106	54,439	60.0%
Minority interests	1,893	1,563	21.1%

Income before income taxes	85,213	52,876	61.2%
Income tax expense	33,515	20,744	61.6%

Net income	$51,698	$32,132	60.9%

Diluted earnings per share	$1.01	$0.65	55.4%
Weighted average shares outstanding	51,183	49,126	4.2%

III. Condensed Consolidated Balance Sheets
(Amounts in thousands)

	September 30,	December 31,
	2003	2002

	(unaudited)
Assets
Cash	$81,448	$56,062
Accounts receivable, net	228,431	233,105
Current deferred tax asset	60,483	40,125
Other current assets	25,247	17,601

Total current assets	395,609	346,893
Property and equipment, net	176,030	114,707
Intangible assets	380,855	243,731
Other assets	38,448	33,728

Total assets	$990,942	$739,059

Liabilities and Stockholders’ Equity
Payables and accruals	$234,199	$186,802
Current portion of long term debt	10,483	29,470

Total current liabilities	244,682	216,272
Long term debt, net of current portion	359,458	230,747
Minority interests	5,306	5,622
Stockholders’ equity	381,496	286,418

Total liabilities and stockholders’ equity	$990,942	$739,059

IV. Key Statistics
(unaudited)
For the Three Months Ended September 30, 2003 and 2002

			%
	2003	2002	Change

Specialty Hospitals
Number of hospitals — end of period
Long-term acute care	77	68	13.2%
Acute medical rehabilitation	4	—	NM
Net operating revenues(,000)	$222,040	$155,637	42.7%
Number of patient days
Long-term acute care	171,971	155,105	10.9%
Acute medical rehabilitation	9,217	—	NM
Net revenue per patient day (a)
Long-term acute care	$1,221	$1,003	21.7%
Acute medical rehabilitation	$1,143	$—	NM
Adjusted EBITDA (,000)	$38,482	$16,522	132.9%
Adjusted EBITDA margin – all hospitals (b)	17.3%	10.6%	63.2%
Adjusted EBITDA margin – all long-term acute care hospitals	16.8%	10.6%	58.5%
Adjusted EBITDA margin – same store hospitals (c)	17.6%	12.1%	45.5%
Outpatient Rehabilitation
Number of clinics — end of period	814	743	9.6%
Net operating revenues(,000)	$129,108	$119,179	8.3%
Number of visits (US)	1,002,354	957,517	4.7%
Revenue per visit (US) (d)	$87	$87	0.0%
Adjusted EBITDA (,000)	$16,862	$19,025	(11.4)%
Adjusted EBITDA margin	13.1%	16.0%	(18.1)%

(a) Net revenue per patient day is calculated by dividing specialty hospital patient service revenue by the total number of patient days.

(b) Adjusted EBITDA margin – all hospitals represents the Adjusted EBITDA margin for the Specialty Hospitals segment. As a result of the acquisition of four acute medical rehabilitation hospitals in the third quarter of 2003, the 2002 and 2003 percentages are not comparable.

(c) Adjusted EBITDA margin – same store hospitals represents the Adjusted EBITDA margin for those hospitals opened before January 1, 2002 and operated throughout both periods. This represents only long-term acute care hospitals.

(d) Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include Select’s Canadian subsidiary or contract services revenue.

V. Key Statistics
(unaudited)
For the Nine Months Ended September 30, 2003 and 2002

			%
	2003	2002	Change

Specialty Hospitals
Number of hospitals — end of period
Long-term acute care	77	68	13.2%
Acute medical rehabilitation	4	—	NM
Net operating revenues(,000)	$597,231	$456,538	30.8%
Number of patient days
Long-term acute care	505,734	458,916	10.2%
Acute medical rehabilitation	9,217	—	NM
Net revenue per patient day (a)
Long-term acute care	$1,156	$994	16.3%
Acute medical rehabilitation	$1,143	$—	NM
Adjusted EBITDA (,000)	$94,676	$49,470	91.4%
Adjusted EBITDA margin – all hospitals (b)	15.9%	10.8%	47.2%
Adjusted EBITDA margin – all long-term acute care hospitals	15.6%	10.8%	44.4%
Adjusted EBITDA margin – same store hospitals (c)	16.8%	11.7%	43.6%
Outpatient Rehabilitation
Number of clinics — end of period	814	743	9.6%
Net operating revenues(,000)	$386,730	$363,512	6.4%
Number of visits (US)	3,002,954	2,916,983	2.9%
Revenue per visit (US) (d)	$88	$86	2.3%
Adjusted EBITDA (,000)	$59,756	$63,148	(5.4)%
Adjusted EBITDA margin	15.5%	17.4%	(10.9)%

(a) Net revenue per patient day is calculated by dividing specialty hospital patient service revenue by the total number of patient days.

(b) Adjusted EBITDA margin – all hospitals represents the Adjusted EBITDA margin for the Specialty Hospitals segment. As a result of the acquisition of four acute medical rehabilitation hospitals in the third quarter of 2003, the 2002 and 2003 percentages are not comparable.

(c) Adjusted EBITDA margin — same store hospitals represents the Adjusted EBITDA margin for those hospitals opened before January 1, 2002 and operated throughout both periods. This represents only long-term acute care hospitals.

(d) Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include Select’s Canadian subsidiary or contract services revenue.

VI. Net Income to EBITDA Reconciliation
(in thousands)
(unaudited)
For the Three and Nine Months Ended September 30, 2003 and 2002

The following tables reconcile net income to EBITDA for the Company. Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, equity in income from joint ventures and minority interest. Equity in income from joint ventures and minority interest are then deducted from Adjusted EBITDA to derive EBITDA. Select believes that the presentation of EBITDA is important to investors because EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA as presented on a segment basis is used by management to evaluate financial performance and determine resource allocation for each of our operating segments. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles. Items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations, EBITDA and Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,

	2003	2002	2003	2002

Net income	$18,613	$9,355	$51,698	$32,132
Income tax expense	12,158	6,044	33,515	20,744
Interest expense, net	6,142	6,694	17,848	20,080
Depreciation and amortization	8,807	6,518	23,513	18,724

EBITDA	$45,720	$28,611	$126,574	$91,680

Net revenue	$353,475	$278,983	$992,000	$831,175
EBITDA margin	12.9%	10.3%	12.8%	11.0%

The following table reconciles Adjusted EBITDA to net income. Adjusted EBITDA is used by the Company to report its segment performance in accordance with SFAS No. 131.

	Three Months Ended September 30,		Nine Months Ended September 30,

	2003	2002	2003	2002

Net income	$18,613	$9,355	$51,698	$32,132
Income tax expense	12,158	6,044	33,515	20,744
Minority interest	356	390	1,893	1,563
Interest expense, net	6,142	6,694	17,848	20,080
Equity in earnings from joint ventures	(334)	—	(334)	—
Depreciation and amortization	8,807	6,518	23,513	18,724

Adjusted EBITDA	$45,742	$29,001	$128,133	$93,243

Specialty hospitals	$38,482	$16,522	$94,676	$49,470
Outpatient rehabilitation	16,862	19,025	59,756	63,148
Other	(9,602)	(6,546)	(26,299)	(19,375)

Adjusted EBITDA	$45,742	$29,001	$128,133	$93,243

The following tables reconcile specialty hospital same store information.

		Three Months Ended

		September 30, 2003	September 30, 2002

Specialty hospitals net revenue		$222,040	$155,637
Less:	Acquired acute medical rehabilitation hospitals	11,719	—

All long-term acute care hospitals		210,321	155,637
Less:	Specialty hospitals opened after 1/1/02	23,768	1,966
	Closed specialty hospital	64	1,030

Specialty hospitals same store net revenue		$186,489	$152,641

Specialty hospitals Adjusted EBITDA		$38,482	$16,522
Less:	Acquired acute medical rehabilitation hospitals	3,252	—

All long-term acute care hospitals		35,230	16,522
Less:	Specialty hospitals opened after 1/1/02	2,420	(1,857)
	Closed specialty hospital	24	(91)

Specialty hospitals same store Adjusted EBITDA		$32,786	$18,470

All long-term acute care hospitals Adjusted EBITDA margin		16.8%	10.6%
Specialty hospitals same store Adjusted EBITDA margin		17.6%	12.1%

		Nine Months Ended

		September 30, 2003	September 30, 2002

Specialty hospitals net revenue		$597,231	$456,538
Less:	Acquired acute medical rehabilitation hospitals	11,719	—

All long-term acute are hospitals		585,512	456,538
Less:	Specialty hospitals opened after 1/1/02	46,582	1,971
	Closed specialty hospital	1,537	3,490

Specialty hospitals same store net revenue		$537,393	$451,077

Specialty hospitals Adjusted EBITDA		$94,676	$49,470
Less:	Acquired acute medical rehabilitation hospitals	3,252	—

All long-term acute are hospitals		91,424	49,470
Less:	Specialty hospitals opened after 1/1/02	1,244	(3,442)
	Closed specialty hospital	(15)	216

Specialty hospitals same store Adjusted EBITDA		$90,195	$52,696

All long-term acute care hospitals Adjusted EBITDA margin		15.6%	10.8%
Specialty hospitals same store Adjusted EBITDA margin		16.8%	11.7%